DAVIS ACCOUNTING GROUP P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Lee A. Vanatta, Director, President, and Chief Executive Officer
International Medical Staffing, Inc.
340 Eisenhower Dr., Bldg. 600, Suite 610
Savannah, Georgia 31406

Dear Mr. Vanatta,

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation in Amendment No. 1 to the Registration Statement of International Medical Staffing, Inc. on Form S-4 of our report on the financial statements of the Company as its registered independent auditors dated March 3, 2009, as of and for the periods ended December 31, 2008, and 2007.  We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/S/ Davis Accounting Group, PC
Cedar City, Utah,
October 7, 2009.